Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Michael R. Sayre

Executive Vice President & CFO

(614) 748-1150

Michael.Sayre@pinnacle.com

PDSI REPORTS PROFIT ON IMPROVED SALES

FOR 2005 FIRST QUARTER

COLUMBUS, Ohio (April 27, 2005) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced results for the first quarter ended March 31, 2005.

John D. Bair, Chairman and CEO, commented, “The results for the first quarter of 2005 were particularly encouraging, benefiting from new product and service programs, overall increasing service volume and operational improvements. We exceeded our plan and have a strong start on the year. Consistent with our strategic plan, we continue to invest in our business, especially through targeted sales and marketing initiatives. These efforts are expected to result in increased sales in key markets and improved long-term performance.”

Sales for the first quarter of 2005 totaled $7.5 million, a 6% increase from $7.0 million for the first quarter of 2004. Gross profit for the first quarter of 2005 was $2.0 million, an 11% decrease compared to $2.3 million for the comparable period of 2004 due to a change in product mix.

Operating expenses, including selling, general and administrative (SG&A) expenses were essentially unchanged at $1.6 million for the first quarters of both 2005 and 2004, or 21% and 23% of sales for the respective quarters.

For the first quarter of 2005, net income was $247,000, or $0.04 per diluted share, a 32% decrease from the record net income of $362,000, or $0.06 per diluted share, for the first quarter of 2004.

Additional Operating Results

For the first quarter of 2005, product sales totaled $5.3 million, a decrease of 2% from $5.4 million in the first quarter of 2004. Lower shipments to industrial process control customers during the first quarter of 2005 were mostly offset by higher sales to imaging customers. Gross profit on products declined to $822,000, or 15% of sales, in the first quarter of 2005 from $1.6 million, or 29% of sales, in the same quarter last year due to mix.

For the first quarter of 2005, service sales totaled $2.2 million, an increase of 35% from approximately $1.6 million in the first quarter of 2004, due to the new repair and hardware management programs. Gross profit on service sales for the 2005 first quarter totaled $1.2 million, compared to $694,000 for the same period in 2004. The gross profit margin on service sales improved to 55% in the first quarter of 2005 from 43% in the 2004 first quarter due to higher volume and increased operating leverage.

Highlights of the Quarter

During the first quarter of 2005, PDSi

•	launched new customer-specific product programs in the medical, telecommunications and imaging markets,

•	introduced, with partner Solid Information Technology, a pre-integrated and proven hardware/software AdvancedTCA (ATCA) solution-set that supports the deployment of highly available applications used in cellular phone systems,

•	developed and released the first AMD Opteron®-based server specifically designed to meet the stringent demands of telecommunication equipment providers (TEPs) and carriers, and

•	launched new repair programs with Fortune Global 500 and Fortune 500 manufacturers.

Outlook

Michael R. Sayre, Executive Vice President and CFO, stated “We will continue to implement our targeted growth strategy in 2005 by investing in sales, marketing and a more scalable organization. Positive contributions from these efforts are anticipated throughout the rest of the year. Sales and earnings for the second quarter of 2005 are expected to be below the all-time quarterly records set in the second quarter of 2004. However, we expect quarterly sales to increase sequentially throughout the rest of 2005 and to continue our string of profitable quarters. During this period of significant investment, as we transition to that higher growth, more scalable, operating platform, we remain focused on improvement in annual results.”

Conference Call

PDSi will host a conference call today at 11:00 a.m. Eastern Time. John D. Bair, Chairman and CEO, Christopher L. Winslow, President and COO, and Michael R. Sayre, Executive Vice President and CFO, will discuss the Company’s first quarter results and its growth strategy.

The telephone number to participate in the conference call is (800) 257-3401. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.”

An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides product lifecycle service solutions to Original Equipment Manufacturers (OEMs) in the medical, telecommunications, defense, imaging and computer equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving sequential quarterly sales increases throughout the rest of 2005 and continuing a string of profitable quarters. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “should” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for our products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in our business or our relationship with major technology partners, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with our new business practices, processes and information systems. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB.

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$13	$15
Accounts receivable, net of allowance for doubtful accounts of $20,000	4,487	4,398
Inventory	4,295	4,080
Prepaid expenses	243	240
Refundable income taxes	111	171
Deferred income taxes	477	477

	9,626	9,381

PROPERTY AND EQUIPMENT
Leasehold improvements	314	310
Furniture and fixtures	383	383
Computer equipment and related software	2,600	2,482
Shop equipment	580	568

	3,877	3,743
Less accumulated depreciation and amortization	2,893	2,772

	984	971

OTHER ASSETS	22	23

	$10,632	$10,375

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	March 31, 2005	December 31, 2004
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$1,630	$2,525
Accounts payable	2,654	2,177
Accrued expenses:
Wages, payroll taxes, and benefits	381	296
Other	202	207
Unearned revenue	98	14

	4,965	5,219

LONG-TERM LIABILITIES
Deferred income taxes	101	101

	5,066	5,320

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 5,764,406 and 5,628,806 shares issued and outstanding, respectively	2,465	2,266
Additional paid-in capital	609	543
Retained earnings	2,492	2,246

	5,566	5,055

	$10,632	$10,375

PINNACLE DATA SYSTEMS, INC

(DBA PDSi)

STATEMENTS OF INCOME

	For the Quarters Ended
($ thousands, except per share amounts)	March 31, 2005	March 27, 2004
	(Unaudited)	(Unaudited)
SALES
Product sales	$5,305	$5,429
Service sales	2,188	1,618

	7,493	7,047

COST OF SALES
Product sales	4,483	3,847
Service sales	987	924

	5,470	4,771

GROSS PROFIT	2,023	2,276

OPERATING EXPENSES	1,597	1,641

INCOME FROM OPERATIONS	426	635

OTHER EXPENSE
Interest expense	28	22

INCOME BEFORE INCOME TAXES	398	613

INCOME TAX EXPENSE	151	251

NET INCOME	$247	$362

BASIC EARNINGS PER SHARE	$0.04	$0.07

DILUTED EARNINGS PER SHARE	$0.04	$0.06

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	5,725,817	5,540,244

Diluted	6,255,578	5,990,030

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS

	For the Quarters Ended
($ thousands)	March 31, 2005	March 27, 2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$247	$362

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	121	145
Inventory reserves	94	51
(Increase)/decrease in assets:
Accounts receivable	(89)	(268)
Inventory	(309)	(1,168)
Prepaid expenses and other assets	(3)	(143)
Refundable income taxes	126	—
Increase/(decrease) in liabilities:
Accounts payable	417	585
Accrued expenses and taxes	83	466
Unearned revenues	84	25

Total adjustments	524	(307)

Net cash provided by operating activities	771	55

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(134)	(25)

Net cash used in investing activities	(134)	(25)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(895)	(599)
Outstanding check in excess of funds on deposit	60	570
Principal payments on capital lease obligation	(3)	—
Proceeds from stock options exercised	199	1

Net cash used in financing activities	(639)	(28)

INCREASE IN CASH	(2)	2

CASH - Beginning of quarter	15	12

CASH - End of quarter	$13	$14

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Quarters Ended
($ thousands)	March 31, 2005	March 27, 2004
	(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$30	$22

Income taxes paid, net of refunds	$25	$28

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Inventory capitalized as computer equipment	$—	$16

Income tax benefit from stock option plans credited to Additional paid-in-capital	$66	$—

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2005